                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
                               HEI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

A Message from HEI to our Shareholders and the Community:

                           LET'S SET THE RECORD STRAIGHT

For the past several months, the shareholders of Minnesota-based HEI have been subjected to an unfortunate and extremely expensive struggle for control of HEI and its assets. Everything from HEI's performance and prospects to the integrity of the Board and management has come under public attack in a series of misleading ads and public statements by the opposition. Over the same period, our employees, customers, suppliers, friends, community leaders, and shareholders have endured this mischaracterization and asked why we haven't responded in the media. The answer is commitment and responsibility.

We have a duty to focus on growing our business and providing return for our shareholders. We continue to do so; however, we have a responsibility to set the record straight. The charts below show HEI's achievements, its solid financial base and its excellent prospects for the future.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

HEI ANNUAL REVENUE
FISCAL YEAR 1990-1997
$ Millions


                    TOTAL REVENUE
1990                     8.5
1991                     9.0
1992                    14.1
1993                    18.9
1994                    17.3
1995                    23.4
1996                    20.7
1997                    31.0


-    20% COMPOUND ANNUAL REVENUE GROWTH:  FY 90 - FY 97.

-    FIRST NINE MONTHS OF FY 98:  $14.7 MILLION REVENUE.

- AGGRESSIVE GROWTH STRATEGIES IN TARGET MARKETS LED TO 53% REVENUE GROWTH IN MEDICAL AND COMMUNICATIONS FOR FIRST NINE MONTHS OF FY 98 VS. SAME PERIOD OF FY 97.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

HEI NET PROFIT (LOSS) BEFORE TAX

FISCAL YEAR 1990-1997
$ Millions


                                     NPBT            % RETURN ON REVENUE
1990                                 -.8                           -9.7
1991                                 -.1                           -0.6
1992                                 2.0                           14.2
1993                                 4.0                           21.2
1994                                 2.1                           12.2
1995                                 3.3                           13.9
1996                                 2.8                           13.7
1997                                 4.0                           12.9


-    ANNUAL PRE-TAX PROFITS HAVE EXCEEDED 12% OF REVENUES:  FY 92-97.

-    FIRST NINE MONTHS OF FY 98:  $647,000 PRE-TAX PROFIT, 4.3% RETURN ON
     REVENUE.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

HEI CASH AND INVESTMENTS


FISCAL YEAR 1990-1997
$ Millions


                          CASH/INV.
1990                         0
1991                        .2
1992                        .9
1993                       2.0
1994                       2.3
1995                       5.3
1996                       6.7
1997                      12.6


-    FROM ZERO TO $13 MILLION:  FY 90 - FY 97.

-    AT 5/30/98:  CASH AND INVESTMENTS WERE $13.4 MILLION.

-    STRONG FINANCIAL PLATFORM FOR GROWTH AND DIVERSIFICATION.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

HEI SHAREHOLDER EQUITY

FISCAL YEAR 1990-1997
$ Millions


                        SHAREHOLDERS EQUITY           BOOK VALUE PER SHARE
1990                                  1.1                            0.77
1991                                  1.6                            0.56
1992                                  3.6                            1.14
1993                                  6.8                            1.86
1994                                  8.7                            2.35
1995                                 11.0                            2.90
1996                                 13.8                            3.43
1997                                 17.0                            4.14


-    SHAREHOLDER EQUITY FROM $1.1 MILLION TO $17 MILLION:  FY 90 - FY 97.

-    BOOK VALUE PER SHARE FROM $0.77 TO $4.14:  FY 90 - FY 97.

- AT 5/30/98: SHAREHOLDER EQUITY WAS $17.5 MILLION, BOOK VALUE PER SHARE WAS $4.29.

-    RETAINED EARNINGS GROWTH FROM NEGATIVE $3.1 MILLION TO POSITIVE $9.3
     MILLION:  FY 90 - FY 97.


We are proud of our results, the skills and abilities of our employees and our partnerships with our customers. We are equally excited about our prospects for the future. That's because HEI has the people, the strategy, the hard earned financial resources and the technology in place to produce positive long-term results and shareholder value.

We would like to thank the entire HEI community for their patience and continued support as we work together for an even brighter future here in Minnesota.

HEI, Inc. Board of Directors

Robert L. Brueck  Eugene W. Courtney  William R. Franta  Frederick M. Zimmerman